Exhibit 10.18

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

MEDIMMUNE, LLC,

AND

VIELA BIO, INC.

DATED AS OF FEBRUARY 23, 2018

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TABLE OF CONTENTS

(continued)

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INDEX OF DEFINED TERMS

Defined	Page
Agreement	1
Assignment	16
AZ Liability Cap	10
AZ-Related Losses	2
Breaching Party	12
Calendar Year	1
Effective Date	1
Excluded Services	1
Force Majeure Event	13
FTE	2
FTE Rate	2
Indirect Taxes	2
Notice	14
Notice Period	12

Defined	Page
Out-of-Pocket Costs	2
Parties	1
Party	1
Payments	8
Program IP	9
Service	3
Service Period	12
Services	3
Services Fees	7
Services Standard	4
Spinco	1
Spinco Liability Cap	11
Transition Managers	5
Transition Period	12

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TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (this “Agreement”) dated as of February 23, 2018 (the “Effective Date”), between MEDIMMUNE, LLC, a Delaware limited liability company (“AZ”), and Viela Bio, Inc., a Delaware corporation (“Spinco”). AZ and Spinco are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, AZ, MedImmune Limited, Astrazeneca Collaboration Ventures LLC and Spinco are parties to that certain Asset Purchase Agreement, dated as of February 23, 2018 (the “APA”), pursuant to which AZ has agreed to sell, or to procure the sale of, the Acquired Assets (as defined in the APA) to Spinco on the terms and subject to the conditions specified therein; and

WHEREAS, as part of the APA, as an accommodation to Spinco, AZ has agreed to perform certain Services for certain periods after the Effective Date for the benefit of Spinco with respect to Spinco’s use and operation of the Acquired Assets on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth and set forth in the APA and the other Transaction Agreements (as defined in the APA), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1    Certain Defined Terms. Unless otherwise specifically provided herein, capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed thereto in the APA. As used herein, the following terms have the following meanings.

“AZ-Related Losses” means any Losses to the extent such Losses are caused by (a) the gross negligence or willful or intentional misconduct of AZ or any of its Affiliates or subcontractors in connection with or (b) any material breach by AZ or any of its Affiliates or subcontractors of, this Agreement.

“Calendar Year” means each successive period of 12 calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Transition Period shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Transition Period shall commence on January 1 of the year in which the Transition Period ends and end on the last day of the Transition Period.

“Excluded Services” means all services not specifically covered by Schedule 2.1.

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“FTE Rate” means an [***] (“FTE”) person year (consisting of a total [***]) of work, pro-rated on a daily basis. Without limiting the above, the FTE Rate shall be adjusted annually for each Calendar Year after the Calendar Year ending December 31, 2018 to be equal to the FTE Rate for the preceding Calendar Year plus a percentage increase equal to the percentage increase in such Calendar Year in the applicable Consumer Price Index for all Urban Consumers, as published by the U.S. Department of Labor, Bureau of Statistics.

“Indirect Taxes” means value added taxes, sales taxes, consumption taxes and other similar Taxes that are required to be disclosed on an Indirect Tax invoice.

“Out-of-Pocket Costs” means, with respect to any Services, (a) any amounts paid to Third Parties (including costs incurred by AZ or its Affiliates under Third Party Contracts); (b) fees associated with securing any consents required from Third Party contractors; (c) shipping and transportation costs (including the cost of any insurance related thereto), duties and taxes; (d) travel-related costs in accordance with Section 2.5; (e) costs or expenses incurred by AZ, its Affiliates or subcontractors for the extraction, conversion and transfer of data; (f) those costs and expenses described in Schedule 2.1 that are not included in the Services Fees; and (g) any other actual, reasonably incurred, documented, out-of-pocket costs and expenses, in each case ((a) through (g)) incurred by AZ and its Affiliates directly in providing such Services.

“Tax” shall have the meaning set forth in the APA.

1.2    Construction. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The table of contents and captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” or its variations as used herein does not limit the generality of any description preceding such term and shall be construed as “including, without limitation.” The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement, and references to this “Agreement” are references to this Agreement and all exhibits and schedules hereto; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its permitted successors and assigns; (e) references to a Law include any amendment or modification to such Law and any rules, regulations or legally binding guidelines issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; (g) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (h) references to monetary amounts are denominated in United States Dollars; and (i) references to days (excluding Business Days) or months shall be deemed references to calendar days or months.

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ARTICLE 2

SERVICES

2.1    Provision of Services.

2.1.1    Subject to the terms and conditions of this Agreement, during the Transition Period, AZ shall provide or cause to be provided to Spinco the transitional services set forth on Schedule 2.1, as such services are currently being utilized by AZ in connection with the Programs (each, a “Service” and collectively, the “Services”), when and as reasonably requested by Spinco or its Affiliates.

2.1.2    If there is any inconsistency between the terms of Schedule 2.1 and the terms of this Agreement, the terms of this Agreement shall govern. Except as expressly set forth herein, from and after the Effective Date, AZ’s and Spinco’s respective obligations and rights with respect to the Products and the Programs shall be as set forth in the APA or the applicable other Transaction Agreements. For the avoidance of doubt, the Services do not include, and AZ shall have no obligation to provide, any Excluded Services.

2.1.3    Notwithstanding anything to the contrary herein, AZ will not be required to perform or to cause to be performed any of the Services for the benefit of any Person other than Spinco and its Affiliates.

2.1.4    In the event that Spinco wishes to change the Services set forth on Schedule 2.1 (including adding an additional service or services) from time to time throughout the Transition Period, the Parties shall negotiate in good faith amendments to Schedule 2.1 to this Agreement to implement such change, including reasonable changes in the applicable Services Fees set forth on Schedule 2.1.

2.2    Services Performed by Affiliates and Third Parties. AZ shall have the right to perform the Services itself, through any Affiliate or through any subcontractor; provided however that, (a) in the event that any Service is performed by AZ through a subcontractors, AZ shall notify Spinco that such subcontractor is performing such Service and (b) in the event that any Service is performed by AZ through an Affiliate or a subcontractor, AZ shall remain responsible for the performance of such Affiliate or subcontractor as if such Services were performed by AZ itself. AZ shall have also have the right to engage a third party contractor to substitute for AZ and contract directly with Spinco to provide any Service to Spinco upon Spinco’s prior written approval (such approval not be unreasonably withheld or delayed), provided that AZ believes in good faith that such third party contractor is qualified and able to provide such Service consistent with the Services Standard (as defined below), in which case, AZ’s obligation to provide such Service to Spinco, and Spinco’s obligation to pay the applicable Service Fee to AZ, shall be terminated solely to the extent such Service is carried out by such third party contractor. In such case, Spinco agrees to enter into a customary services agreement reasonably acceptable to Spinco directly with such third party contractor to provide any such Service for the fees specified therein.

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2.3    Services Standard.

2.3.1    Spinco acknowledges that AZ is not in the business of providing services to Third Parties and is entering into this Agreement only in connection with the APA and the Securities Purchase Agreement. AZ shall, and shall cause its Affiliates and subcontractors to, provide the Services to be provided pursuant to this Agreement with substantially the same degree of skill, quality and care utilized by AZ (or its Affiliates) in the [***] period prior to Closing in performing such activities for itself with respect to the Products and in compliance in all material respects with applicable Law (the “Services Standard”). Under no circumstances shall AZ, its Affiliates or its or their respective employees or agents (including subcontractors) be held accountable to a greater standard of care, efforts or skill than the Services Standard with respect to the performance of Services under this Agreement. Spinco acknowledges and agrees that (a) the Services do not include the exercise of business judgment or general management for Spinco and (b) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER AZ NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES.

2.3.2    If Services to be provided to Spinco increase in scale or in scope in a material way beyond those provided to AZ itself as of the Effective Date, AZ shall so inform Spinco and, upon Spinco’s request, the Parties shall negotiate in good faith such increased scale or scope of Services as a change to the Services as set forth in Section 2.1.4. If no agreement is reached by the Parties in connection with such increased scale or scope of Services, AZ shall have no obligation to provide such expanded scale or scope of Services.

2.3.3    If, in order to provide any Services under this Agreement, the Parties agree that it is necessary or advisable to take any steps to facilitate such Services, including implementing special information technology connections or firewalls, the costs of taking such steps shall be borne by Spinco unless otherwise agreed by the Parties.

2.4    Transitional Nature of Services; Changes. Spinco acknowledges and agrees that (a) the Services are intended only to be transitional in nature, and shall be furnished by AZ only during the Transition Period and solely for the purpose of accommodating Spinco in connection with the transactions contemplated by the APA and (b) following the Transition Period, Spinco will need to perform the Services (or have the Services performed by other third parties) without the involvement of AZ, its Affiliates or any of its or their respective employees or agents. Spinco acknowledges that the Services are being furnished in support of Spinco’s personnel and under no circumstances shall AZ be required to fulfill or serve as a substitute for any personnel role of Spinco. Spinco acknowledges and agrees that AZ or its Affiliates may make changes from time to time in its manner of performing the Services if such changes do not materially impact Spinco or the Programs and AZ or its Affiliates (a) are making similar changes in performing similar services for their own Affiliates and (b) if applicable, furnish to Spinco substantially the same notice (in content and timing) as AZ or its Affiliates shall furnish to their own Affiliates with respect to such changes.

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2.5    Location of Services Provided; Travel Expenses. AZ shall provide the Services to Spinco from locations of AZ’s choice in its sole discretion unless Services are required to be performed at a specific location identified in Schedule 2.1. Should the provision of Services require any personnel of AZ to travel beyond 50 miles from his or her employment location, Spinco shall reimburse AZ for all reasonable travel-related costs, consistent with AZ’s travel policy. Travel time of any FTE in connection with any Service, calculated consistent with AZ’s travel policy, shall be included in the maximum hours allocated to such Service.

2.6    Transition Management. Within five Business Days after the Effective Date, Spinco and AZ each shall designate an appropriate point of contact for all questions and issues relating to the Services (the “Transition Managers”). Either Party may, by written notice given to the other Party, replace its Transition Manager. As soon as reasonably practicable following the Effective Date, the Parties shall commence planning for full transition of all Services to Spinco through the respective Transition Managers and shall designate teams and team leads with respect to each of the functional-related Services. The Transition Managers shall meet at least once per month, or on such other schedule as mutually agreed upon by the Parties, during the Transition Period in person or telephonically in order to discuss the Services and the status of the transition and to manage any open issues relating to the Services.

2.7    Cooperation. Each of Spinco and AZ shall use commercially reasonable efforts to cooperate with each other in all matters relating to the provision and receipt of the Services. Without limiting the generality of the foregoing sentence:

2.7.1    Such cooperation shall include AZ using commercially reasonable efforts to obtain material consents, licenses or approvals necessary to permit AZ to perform its obligations hereunder; provided, however, that under no circumstances shall AZ be obligated to provide a Service if (a) AZ is unable to obtain necessary consents, licenses and approvals relating to such Service on commercially reasonable terms; (b) in order to provide such Service, AZ will have an obligation to make any payments to any Third Party or incur any obligations in respect of any such consents, licenses or approvals, which payments are not subject to reimbursement by Spinco or which other obligations are not assumed by Spinco hereunder; (c) AZ would be obligated to make any alternative arrangements in the event that any such consents, licenses or approvals are not obtained (but only to the extent such arrangements would not be commercially reasonable); or (d) AZ would be required to seek materially broader rights or more favorable terms with respect to any consents, licenses or approvals than those applicable immediately prior to the date hereof.

2.7.2    Spinco shall permit AZ, its Affiliates and its and their respective employees and agents reasonable access during regular business hours (or otherwise upon reasonable prior notice) to such data and personnel as are involved in receiving or overseeing the Services, and records as reasonably requested by AZ to facilitate AZ’s performance of this Agreement.

2.7.3    AZ shall be excused from its obligation to provide a Service under this Agreement to the extent Spinco’s failure to perform its obligations under this Agreement materially hinders or prevents AZ’s performance of its obligation, including if the provision of a Service is dependent or otherwise materially reliant on Spinco timely providing to AZ or any of

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its Affiliates or subcontractors information, materials, products and like items in a manner substantially similar in nature, quality and timeliness to the information, materials, products and like items provided to AZ, its Affiliates or subcontractors in connection with the Programs at the time of the Closing and Spinco, at its sole cost and expense, fails to so provide such information, materials, products and like items during the Transition Period. In the event AZ believes that Spinco has failed to provide any such information, materials, products or like items or otherwise has failed to perform Spinco’s obligations under this Agreement, without limitation of AZ’s rights and remedies hereunder, the Transition Manager of AZ shall provide notice of such alleged failure to the Transition Manager of Spinco and the Transition Managers shall discuss and work together in good faith to resolve any impact such alleged failure may have to the provision of the Services.

2.8    Consents. To the extent the consent of any Third Party is needed in order for AZ to use any resources to provide the Services, Spinco shall (a) cooperate with AZ in acquiring any such consents; (b) comply with any requirements imposed on Spinco in connection with securing such consent; (c) comply with any restrictions imposed on the use of such resources; and (d) be responsible for any fees payable to such Third Party to the extent necessary to secure the consent. Notwithstanding the foregoing or anything herein to the contrary, if AZ is unable to secure such consents in accordance with Section 2.7.1 or Spinco fails to comply with any requirement contemplated in Section 2.8(b), AZ’s sole liability, and Spinco’s sole remedy, will be for AZ to assist Spinco in identifying alternate resources for such Services and will use commercially reasonable efforts to assist Spinco in obtaining such resources. AZ will notify Spinco of any requirement for Third Party consent as soon as reasonably practicable after becoming aware of such requirement. To AZ’s Knowledge, there are no Third Party consents required for AZ to provide the Services contemplated as of the Effective Date.

2.9    Exclusions. Subject to the Services Standard, in no event shall AZ be (a) obligated to provide any Services that would be unlawful for AZ to provide or that would require AZ to violate applicable Law; (b) obligated to provide any Services that in AZ’s reasonable determination would create material deficiencies in AZ’s controls over financial information or materially adversely affect the maintenance of AZ’s financial books and records or the preparation of its financial statements; (c) obligated to hire any additional employees to perform the Services or maintain the employment of any specific employee; (d) obligated to hire replacements for employees that resign, retire or are terminated; (e) obligated to enter into retention agreements with employees or otherwise provide any incentive beyond payment of regular salary and benefits; (f) prevented from transferring after the Effective Date any employees (other than Transferred Employees) who were supporting the Programs as of the Effective Date to support other products for AZ or its Affiliates or to assume other roles with AZ or its Affiliates to the extent such employees are not required to provide Services; (g) prevented from determining, in its reasonable discretion, the individual employees who will provide Services; (h) obligated to purchase, lease or license any additional equipment or software; (i) obligated to create or supply any documentation or information not currently existing or reasonably available; (j) obligated to enter into new or additional Contracts with Third Parties or change the scope of current Contracts with Third Parties or take any actions that would result in the breach of any Third Party Contracts of AZ; or (k) obligated to provide any Service to the extent and for so long as the performance of such Service becomes impracticable as a result of a

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Force Majeure Event (as defined below); provided, however in the case of (b) and (k) that AZ promptly notifies Spinco of such occurrence; provided, further, that in the event AZ is unable to provide any Service as a result of the occurrence of any event described in the foregoing clauses (a) through (k), AZ shall reasonably cooperate with Spinco with respect to any reasonably necessary transition assistance reasonably requested by Spinco in good faith.

ARTICLE 3

COMPENSATION

3.1    Services Fees. In consideration for the performance of the Services by AZ, Spinco shall pay the applicable fees therefor set forth on Schedule 2.1 (the “Services Fees”); provided, that if the Parties mutually agree that the Service Period for any Service should be extended beyond the Service Period stated in Schedule 2.1, the Service Fee for such Service shall be increased to equal (a) [***] of the applicable Service Fee stated in Schedule 2.1 for the initial extension of such Service Period and (b) [***] of the applicable Service Fee stated in Schedule 2.1 for a second extension of such Service Period. In addition, Spinco shall reimburse AZ for any Out-of-Pocket Costs, not to exceed [***] per single expense without Spinco’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed and with respect to Out-of-Pocket Costs exceeding [***] per single expense, upon receipt of applicable receipts and other reasonable supporting documentation). Notwithstanding the foregoing, upon Spinco’s reasonable request from time to time, AZ shall provide reasonable supporting documentation of its Out-of-Pocket Costs less than [***] but exceeding [***] per single expense if Spinco reasonably determines in good faith that such documentation is necessary for its bona fide accounting purposes.

3.2    Invoicing. AZ shall, on a calendar monthly basis, invoice Spinco for applicable Services Fees and Out-of-Pocket Costs. [***].

3.3    Due Date. Spinco shall pay each invoice for Services Fees and Out-of-Pocket Costs promptly, but in no event later than [***] [***], after the date of receipt of such invoice. Any payments under this Agreement that are not made on or before the applicable due date shall bear [***], as reported in the print edition of The Wall Street Journal, Eastern Edition, on the date such payment was due or, if unavailable, on the latest date prior to the payment due date on which such rate is available, and (b) [***]

3.4    Taxes.

3.4.1    The amounts payable by Spinco to AZ pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by applicable Law. AZ alone shall be responsible for paying any and all Taxes (other than withholding Taxes required to be paid by Spinco) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Spinco shall deduct or withhold from the Payments any Taxes that it is required by applicable Law to deduct or withhold. To the extent that any such Tax is deducted or withheld, such amount shall be treated for all purposes of the Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Notwithstanding the foregoing, if AZ is entitled under any applicable Tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding Tax, it shall deliver to

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Spinco or the appropriate Governmental Authority (with the assistance of Spinco to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Spinco of its obligation to withhold Tax, and Spinco shall apply the reduced rate of withholding, or dispense with the withholding, as the case may be, to the extent it complies with the applicable Tax treaty. If, in accordance with the foregoing, Spinco withholds any amount, it shall make timely payment to the proper Taxing Authority of the withheld amount, and send to AZ proof of such payment within 60 days following that payment.

3.4.2    All Payments are stated exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any Payments, Spinco shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by AZ in respect of such Payments, such Indirect Taxes to be payable on the due date of the payment of the Payments to which such Indirect Taxes relate. AZ shall issue its invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes.

3.5    Records; Audit.

3.5.1    AZ shall keep and maintain, and shall cause its Affiliates to keep and maintain, complete and accurate records and books of account documenting all expenses and all other data necessary for the calculation of the amounts payable by Spinco under this Agreement consistent with its standard procedures and policies in the ordinary course of business for a period of two years after such expenses are incurred, unless a longer retention period is required by applicable Law.

3.5.2    Upon Spinco’s request, AZ shall, and shall cause each of its Affiliates engaged in the performance of activities under this Agreement to, permit Spinco and its Representatives to inspect and audit the records and books of account maintained by it pursuant to Section 3.5.1 in order to confirm the accuracy and completeness of such records and books of account and all payments hereunder; provided, that Spinco shall not be entitled to exercise its inspection and audit rights under this Section 3.5.2 more than once per Calendar Year, unless, in any case, any prior audit resulted in an adjustment to amounts due hereunder. Spinco shall bear all out-of-pocket costs and expenses incurred in connection with any inspection or audit performed pursuant to this Section 3.5.2; provided, however, that AZ shall reimburse Spinco for all reasonable costs and expenses incurred by Spinco in connection with such inspection or audit if any such audit identifies an overpayment to AZ hereunder in excess of [***] of the amount subject to the audit. In any case, the full amount of any overpayment or underpayment as applicable shall be payable to the applicable Party plus accrued interest at a rate equal to the lesser of (a) [***] above the Prime Rate, as reported in the print edition of The Wall Street Journal, Eastern Edition, on the date such payment was due or, if unavailable, on the latest date prior to the payment due date on which such rate is available, and (b) [***]. All information disclosed pursuant to this Section 3.5.2 shall be subject to the non-disclosure and non-use provisions set forth in Article 5.

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ARTICLE 4

OWNERSHIP OF ASSETS, INTELLECTUAL PROPERTY AND RIGHTS OF REFERENCE

4.1    Ownership; Delivery. This Agreement and the performance of the Services hereunder shall not affect the ownership of any intellectual property rights or other assets of the Parties. Subject to Section 4.2, neither Party shall gain, by virtue of this Agreement or the Services hereunder, by implication or otherwise, any rights of ownership or use of any property or intellectual property rights owned by the other. All intellectual property conceived or made by AZ, its Affiliates or its subcontractors in the course of AZ’s performance of Services and other activities under this Agreement (excluding any of Spinco’s Confidential Information embodied therein) and all intellectual property rights in the foregoing shall be solely owned by AZ, other than such intellectual property that exclusively relates to the Products or the Programs and all intellectual property rights in the foregoing (“Program IP”), which rights shall be solely owned by Spinco and AZ hereby assigns all of its right, title and interest in and to such Program IP to Spinco, in each case, unless otherwise expressly set forth in the APA or any of the other Transaction Agreements. In addition, except as reasonably required for the performance of the Services as set forth in this Agreement, under no circumstances shall AZ be obligated to deliver or provide to Spinco, or otherwise make available or provide Spinco access to, any item which AZ is not otherwise obligated to provide to Spinco under the terms of the APA or any of the other Transaction Agreements.

4.2    Limited License. Solely for and with respect to performance of Services and other activities under this Agreement during the Transition Period, Spinco (on behalf of itself and its Affiliates) hereby grants to AZ and its Affiliates a non-exclusive, royalty-free, non-transferable license and right of reference, with the right to grant further licenses and rights of reference to those Affiliates and subcontractors performing Services hereunder, to all Regulatory Materials, Documents included within the APA, and all intellectual property rights owned or controlled by Spinco, in each case, that are necessary to perform the Services hereunder.

ARTICLE 5

CONFIDENTIALITY

5.1    Confidentiality. Section 7.2 of the APA is hereby incorporated by reference into this Agreement, mutatis mutandis.

ARTICLE 6

LIMITATION OF LIABILITY; INDEMNIFICATION

6.1    Limitation of Liability. None of AZ, its Affiliates or any employees or agents of AZ or its Affiliates shall be liable to Spinco or its Affiliates for, and Spinco, on behalf of itself and its Affiliates, releases and forever discharges AZ, its Affiliates and any employees or agents of AZ and its Affiliates, from any and all Losses arising out of or connected with any act or omission of AZ, its Affiliates or any employees or agents of AZ or its Affiliates pursuant to this Agreement or with respect to the Services, other than AZ-Related Losses. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND

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EXCEPT AS A RESULT OF COMMON LAW FRAUD IN CONNECTION WITH MATTERS COVERED HEREIN OR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, NEITHER SPINCO NOR AZ SHALL BE LIABLE TO THE OTHER OR THEIR AFFILIATES, FOR ANY CLAIMS, DEMANDS OR SUITS FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR MULTIPLE DAMAGES, FOR LOSS OF PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS OPPORTUNITY (IN EACH CASE, WHETHER OR NOT FORESEEABLE AT THE EFFECTIVE DATE), OR FOR ANY DAMAGES CALCULATED BY REFERENCE TO A MULTIPLIER OF REVENUE, PROFITS, EBITDA OR SIMILAR METHODOLOGY, CONNECTED WITH OR RESULTING FROM ANY BREACH OF THIS AGREEMENT, OR ANY ACTIONS UNDERTAKEN IN CONNECTION WITH, OR RELATED HERETO, INCLUDING ANY SUCH DAMAGES WHICH ARE BASED UPON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND MISREPRESENTATION), BREACH OF WARRANTY, STRICT LIABILITY, STATUTE, OPERATION OF LAW OR ANY OTHER THEORY OF RECOVERY. Except as a result of common law fraud by AZ or its Affiliates or subcontractors in connection with matters covered herein, the maximum aggregate liability of AZ and its Affiliates to Spinco and any of its Affiliates with respect to this Agreement shall (x) be, with respect to any particular Service provided hereunder, [***] (the “AZ Liability Cap”). Spinco and its Affiliates shall exercise all reasonable efforts to minimize the cost of any such alternatives to the Services by selecting the most cost-effective alternatives which, in Spinco’s reasonable judgment, provide a reasonably comparable equivalent of the Services replaced. Except as a result of common law fraud by Spinco or its Affiliates in connection with matters covered herein, the maximum aggregate liability of Spinco and its Affiliates to AZ and any of its Affiliates with respect to this Agreement shall be, with respect to any particular Service provided hereunder, [***] (the “Spinco Liability Cap”).

6.2    Indemnification. Except as set forth in the APA and the other Transaction Documents with respect to matters covered thereby and subject to this Article 6, Spinco shall indemnify and hold harmless AZ and its Affiliates and subcontractors, and each of their respective officers, directors, employees and agents, from and against, and compensate and reimburse them for, any and all Losses (other than AZ-Related Losses) incurred by any such Person in connection with any Third Party claims to the extent arising from or relating to (a) the acts or omissions of Spinco, its Affiliates, employees, suppliers, agents or subcontractors in connection with this Agreement; (b) any performance or failure to perform by Spinco, its Affiliates, employees, suppliers, agents or subcontractors under this Agreement; or (c) the performance by AZ, its Affiliates or its subcontractors of AZ’s obligations in accordance with this Agreement; provided, that the maximum aggregate liability of Spinco and its Affiliates under this Section 6.2 for such Losses shall not exceed the Spinco Liability Cap (except for any such Losses resulting from common law fraud by Spinco or its Affiliates in connection with matters covered herein). Subject to this Article 6, AZ shall indemnify and hold harmless Spinco

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and its Affiliates, and each of their respective officers, directors, employees and agents, from and against, and compensate and reimburse them for, any AZ-Related Losses incurred by any such Person in connection with any Third Party claims; provided, that the maximum aggregate liability of AZ and its Affiliates under this Section 6.2 for AZ-Related Losses shall not exceed the AZ Liability Cap (except for any AZ-Related Losses resulting from common law fraud by AZ or its Affiliates or subcontractors in connection with matters covered herein). All indemnification claims made pursuant to this Section 6.2 shall be governed by and subject to the procedures set forth in Article IX of the APA, mutatis mutandis.

6.3    Exclusivity. Except in the case of common law fraud in connection with matters covered herein, and except for equitable remedies that may be available to a Party, to the maximum extent permitted by applicable Law, each Party’s and its Affiliates’ sole and exclusive remedy with respect to any and all Third Party claims relating to this Agreement shall be pursuant to the indemnification provisions set forth in this Article 6.

ARTICLE 7

TERM AND TERMINATION

7.1    Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect until the earliest of (a) the date on which this Agreement is terminated in accordance with this Article 7; (b) the expiration of the last Service Period, such that AZ is no longer obligated to provide any Services pursuant to this Agreement; and (c) the termination by Spinco of the only remaining outstanding Services pursuant to Section 7.2.1, such that AZ is no longer obligated to provide any Services pursuant to this Agreement (the “Transition Period”). For purposes of this Agreement, the term “Service Period” shall mean, with respect to any particular Service, the period between the Effective Date and the termination date for the transition period as set forth in Schedule 2.1 with respect to such Service. For clarity, all obligations of AZ to provide to Spinco any Services under this Agreement shall cease at the end of the Transition Period.

7.2    Termination of Services.

7.2.1    Spinco may, at any time prior to the end of the Transition Period and upon 30 days’ (or such longer period, if any, specified in Schedule 2.1 for a particular Service) prior written notice to AZ, terminate this Agreement in its entirety or with respect to all or any Services, whereupon, from and after the date of termination specified in such written notice, AZ’s obligation to provide such Services to Spinco shall cease and Spinco shall have no obligation to pay AZ for such Service(s) (other than with respect to those Services requested by Spinco, and performed by AZ or its Affiliates or subcontractors, and costs incurred, or non-cancellable commitments made, prior to termination); provided that if termination of any Service materially inhibits AZ’s ability to provide or prevents AZ from providing any other Services (as determined in AZ’s sole discretion), such other Services shall also shall be deemed terminated (provided, that AZ first notifies Spinco in writing of the Services that AZ would be materially inhibited or prevented from providing due to such termination, and Spinco does not revoke such termination within [***] of receiving such notice from AZ).

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7.2.2    In the event that either Party (the “Breaching Party”) breaches any of its material obligations under this Agreement, the other Party may terminate this Agreement upon 30 days’ prior written notice (such 30-day period, the “Notice Period”) to the Breaching Party, specifying the breach and its claim of right to terminate; provided, that the termination of this Agreement shall not become effective at the end of the Notice Period if (a) the Breaching Party cures such breach during the Notice Period or (b) such breach cannot be cured during the Notice Period and the Breaching Party commences and diligently pursues actions to cure such breach within the Notice Period, in which case the Breaching Party shall have an additional 30-day period to cure such breach before such termination shall become effective, provided, further, that a [***] cure period shall apply to any breach of a payment obligation hereunder and such cure period shall not be subject to extension in accordance with the preceding proviso.

7.2.3    Either Party may terminate this Agreement immediately upon written notice to the other Party if the other Party (a) files in any court or with any other Governmental Authority, pursuant to any Law of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets; (b) proposes a written agreement of composition or extension of its debts; (c) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [***] [***] after the filing thereof; (d) consents to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Party or for any substantial part of its property or makes any assignment for the benefit of creditors; (e) admits in writing its inability to pay its debts generally as they become due; or (f) has issued or levied against its property any judgment, writ, warrant of attachment or execution or similar process that represents a substantial portion of its property.

7.2.4    Either Party may terminate this Agreement to the extent provided in Section 8.1.

7.2.5    This Agreement may be terminated upon the mutual written agreement of Spinco and AZ at any time.

7.3    Accrued Rights; Surviving Obligations.

7.3.1    Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

7.3.2    Surviving Obligations. Without limiting the foregoing, [***] shall survive the termination or expiration of this Agreement for any reason.

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ARTICLE 8

MISCELLANEOUS

8.1    Force Majeure. Except for the obligation to pay amounts due and owing, neither Party shall be liable for any failure to perform or any delays in performance, and no such Party shall be deemed to be in breach or default of its obligations set forth in this Agreement, if, to the extent and for so long as, such failure or delay is due to any causes that are beyond its reasonable control and without its fault or negligence, including such causes as acts of God, natural disasters, fire, flood, severe storm, earthquake, civil disturbance, lockout, riot, order of any court or administrative body, embargo, acts of government, war (whether or not declared), acts of terrorism, or other similar causes (“Force Majeure Event”). In the event of a Force Majeure Event, the Party prevented from or delayed in performing shall promptly give notice to the other Party and shall use commercially reasonable efforts to avoid or minimize the delay. In the event that the delay continues for a period of at least 30 days, the Party affected by the other Party’s delay may elect to (a) suspend performance and extend the time for performance for the duration of the Force Majeure Event, or (b) terminate this Agreement without any liability to either Party arising out of such termination.

8.2    Independent Contractor. The Parties and each of their respective Affiliates shall each be an independent contractor in the performance of its obligations hereunder.

8.3    Governing Law, Jurisdiction, Venue and Service.

8.3.1    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, excluding any conflicts or choice of Law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

8.3.2    Jurisdiction. The Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

8.3.3    Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

8.3.4    Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 8.4.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

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8.4    Notices.

8.4.1    Notice Requirements. All notices or other communications which are required or permitted hereunder (each, a “Notice”) shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by facsimile or email, addressed to the Parties at their respective addresses specified in Section 8.4.2 or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. All such notices and other communications required or permitted by this Agreement shall be deemed to have been duly given (a) if sent to a recipient at the proper address as determined pursuant to this Section 8.4 by registered or certified mail, return receipt requested, five calendar days after being deposited in the United States mail, postage prepaid; (b) if sent by Express Mail, Federal Express or similar reputable overnight delivery service that maintains records of receipt for next Business Day delivery, the next Business Day after being entrusted to such service, with delivery charges prepaid or charged to the sender’s account; (c) if sent by facsimile transmission or email, on the date of transmission with electronic confirmation of transmission; and (d) if delivered by hand, on the date of delivery.

8.4.2	Address for Notice.

If to AZ, to:

MedImmune, LLC
950 Wind River Lane
Gaithersburg, MD 20878
Attention: General Counsel

With a copy (which shall not constitute notice) to:

[***]
[***]
[***]
[***]
[***]

If to Spinco, to:

Viela Bio, Inc.
1 Medimmune Way
Gaithersburg, MD 20878
Attention: Bing Yao

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With a copy (which shall not constitute notice) to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 701 Pennsylvania Ave., NW, Suite 900
Washington, DC 20004
Attention: Christopher Jeffers

8.5    No Benefit to Third Parties. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and, except for the rights of any indemnified Person under Article 6, they shall not be construed as conferring any rights on any other Persons.

8.6    Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.

8.7    Assignment.

8.7.1    Subject to the remainder of this Section 8.7, neither this Agreement nor either Party’s rights or obligations hereunder may be assigned or delegated by such Party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other Party; provided, however, that (a) AZ may assign or delegate any or all of its rights or obligations hereunder to an Affiliate of AZ or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates, and may delegate any or all of its obligations hereunder to subcontractors, in each case, without the prior written consent of Spinco and (b) Spinco may assign its rights, interests, and obligations hereunder (in whole and not in part) to a wholly owned Affiliate of Spinco without AZ’s prior written approval.

8.7.2    Following the earlier to occur of (a) the consummation in full of the Milestone Closing (as defined in the Securities Purchase Agreement), and (b) the consummation of a Qualified IPO (as defined in the Restated Certificate (as defined in the Securities Purchase Agreement)), Spinco may assign its applicable rights, interests, and obligations hereunder related to one or more Programs to a Third Party without AZ’s prior written approval, so long as (i) such assignment shall be in connection with the divestment by Spinco of all or substantially all of the assets relating to such Program or Programs (whether by asset purchase or exclusive out-license), (ii) in connection therewith, Spinco also assigns to such Third Party its applicable rights, interests, and obligations under the other Transaction Agreements related to such Program or Programs, and (iii) proper provision shall be made so that the successors and assigns of Spinco shall succeed to Spinco’s applicable rights and obligations set forth herein and therein.

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8.7.3    If Spinco or any of its successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers, licenses or conveys all or substantially all of its rights and assets to any Person, then, and in each such case, Spinco may assign its rights, interests and obligations hereunder (in whole and not in part) to such Person without the prior written approval of AZ so long as in connection therewith Spinco (i) also assigns to such Person all of its applicable rights, interests, and obligations under the other Transaction Agreements, and (ii) ensures that proper provision shall be made so that the successors and assigns of Spinco shall succeed to Spinco’s rights and obligations set forth in this Agreement.

8.7.4    Notwithstanding anything to the contrary set forth herein, no assignment or succession pursuant to this Section 8.7 shall relieve the assigning Party or predecessor Party of its obligations hereunder. Upon any permitted assignment, the references in this Agreement to a Party shall also apply to any such assignee unless the context otherwise requires.

8.7.5    Subject to the remainder of this Section 8.7, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any attempted assignment or transfer in violation of this Section 8.7 shall be null and void.

8.7.6    Notwithstanding the foregoing, in the event a Party assigns its rights or obligations under this Agreement or otherwise makes payments from a jurisdiction other than the jurisdiction in which such Party is organized (each, an “Assignment”), and immediately after such Assignment the amount of Tax required to be withheld on any payment pursuant to this Agreement is greater than the amount of such Tax that would have been required to have been withheld absent such Assignment, then such increased withholding tax shall be borne by the Party making such Assignment.

8.8    Amendment. Except as expressly provided herein, this Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties.

8.9    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

8.10    English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

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8.11    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

8.12    Entire Agreement. This Agreement, together with the APA, the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Disclosure Schedules, the other Transaction Agreements and the other agreements, certificates and documents delivered in connection with the APA or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to the transactions contemplated hereby or thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof. In the event of any inconsistency between any such Schedules and Exhibits and this Agreement, the terms of this Agreement shall govern. In the event of any inconsistency between this Agreement and the other Transaction Agreements, the APA shall control, followed by the License Agreement (as defined in the APA).

[Signature page follows]

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IN WITNESS WHEREOF, AZ and Spinco have duly executed this Agreement as of the date first written above.

AZ:

MEDIMMUNE, LLC

By:	[***]
Name:	[***]
Title:

SPINCO:

VIELA BIO, INC.

By:	/s/ Zhengbin (Bing) Yao
Name:	Zhengbin (Bing) Yao
Title:	CEO

[Signature Page to Transition Services Agreement]

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Schedule 2.1

[***]

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